SMC CORPORATION                                                      EXHIBIT 11
STATEMENT OF CALCULATION OF AVERAGE
COMMON SHARES OUTSTANDING


                                                                                               Nine Months
                                                                                                  Ended
                                                             Three Months Ended               September 30,
                                                             September 30, 1998                   1998
                                                         --------------------------        -------------------

Basic Earnings Per Share:

   Weighted average number of shares                               6,498,905                   6,494,677

Diluted Earnings Per Share:

   Weighted average number of shares                               6,498,905                   6,494,677

   Stock option plan shares to be issued at prices
     ranging from $7.375 to $9.00 per share                          993,500                     993,500

   Warrant issues at a price of $9.30 per share                      125,000                     125,000

                                                               -------------                ------------
Less:  Assumed purchase of shares by the Company at the
       average market price during the period using the
       proceeds received upon the assumed exercise of the
       outstanding options and warrants                           (1,118,500)                 (1,094,514)
                                                               -------------                ------------

       Total Diluted Shares                                        6,498,905                   6,518,663
                                                               =============                ============